Exhibit 5.1

                                                  December 11, 1997

Board of Directors
Tel-Save Holdings, Inc.
6805 Route 202
New Hope, Pennsylvania 18938

Gentlemen:

          I  am  general  counsel  to  Tel-Save   Holdings,   Inc.,  a  Delaware
corporation (the "Company"), and have acted as such in connection with the Company's filing pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-8 (the "Registration Statement"), relating to the issuance of 4,986,000 shares (the "Option Shares") of the Company's common stock, par value $.01 per share, upon the exercise of certain non-qualified stock options (collectively, the "Options") granted to employees and directors of the Company and its subsidiaries.

          I have examined such corporate records of the Company, including its Amended and Restated Certificate of Incorporation, as amended, its Bylaws and resolutions of its Board of Directors, as well as such other documents as I deemed necessary for rendering the opinion hereinafter expressed.

          On the basis of the foregoing, I am of the opinion that the Option Shares have been duly authorized by the Board of Directors of the Company and, upon exercise of the Options and payment of the option price of such Options as provided therein, the Option Shares will be legally issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein.

                                       Sincerely yours,

                                       /s/ Aloysius T. Lawn, IV

                                       Aloysius T. Lawn, IV
                                       General Counsel and
                                       Secretary